** MSC 2007-HQ12 **    $1.96Bn Fixed Rate CMBS

Sole Lead Bookrunning Manager: Morgan Stanley
Co-Manager:                    Bear Stearns
Rating Agencies:               S&P, Fitch

Structure:

 CL      SIZE($MM)   S&P/FITCH   A/L    PX LEV   COUPON      PRICE     YIELD    CUSIP

 A1        40.0      AAA/AAA     4.10   S+22     5.51900   100.24645   5.4619   61755BAA2
 A2       289.1      AAA/AAA     4.78   S+38.5   5.81212   100.21669   5.6713   61755BAC8
 A2-FL    395.0      AAA/AAA     4.78   L+25     L+25      100.00000   L+25     N/A
 A3       131.5      AAA/AAA     5.96   S+48     5.81212    99.42761   5.8351   61755BAD6
 A4        66.4      AAA/AAA     7.89   S+47     5.81212    98.74157   5.9207   61755BAE4
 A5        83.0      AAA/AAA     9.57   S+48     5.81212    97.92839   6.0039   61755BAF1
 AM       170.9      AAA/AAA     9.70   S+53     5.81212    97.51000   6.0599   61755BAG9
 AM-FL     25.0      AAA/AAA     9.70   L+41.5   L+41.5    100.00000   L+41.5   N/A
 AJ        53.0      AAA/AAA     9.76   S+58     5.81212    97.12317   6.1127   61755BAH7
 AJ-FL     91.4      AAA/AAA     9.76   L+46     L+46      100.00000   L+46     N/A
 B         41.6      AA/AA       9.78   S+75     5.81212    95.91872   6.2837   61755BAJ3
 C         22.0      AA-/AA-     9.81   S+85     5.81212    95.21272   6.3848   61755BAK0
 D         24.5      A/A         9.87   S+100    5.81212    94.14563   6.5376   61755BAL8
*E         14.7      A-/A-       9.87   S+120    5.81212    92.78971   6.7376   61755BAN4
*F         24.5      BBB+/BBB    9.87   S+200    5.81212    87.60597   7.5376   61755BAP9
*G         22.0      BBB/BBB     9.87   S+235    5.81212    85.45351   7.8876   61755BAQ7
*H         22.0      BBB-/BBB-   9.87   S+300    5.81212    81.63167   8.5376   61755BAR5
A1A       366.0      AAA/AAA                       *** NOT OFFERED ***

*     Subject to rule 144A

Details:

 - The Coupon for Classes A2 through X are Initial Only

 - Settlement: 7/31/2007

 - First Payment Date: 8/12/2007

 - Rated Final Distribution Date: April 2049

                        *** HQ12 IS NOW FREE TO TRADE ***

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus; you request it by calling toll free 1-866-718-1649 or by email at prospectus@morganstanley.com.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.
___________________________________________________

This is not an offer (or solicitation of an offer) to buy/sell the securities/instruments mentioned or an official confirmation. Morgan Stanley may deal as principal in or own or act as market maker for securities/instruments mentioned or may advise the issuers. This is not research and is not from MS
Research but it may refer to a research analyst/research report. Unless indicated, these views are the author's and may differ from those of Morgan
Stanley research or others

in the Firm. We do not represent this is accurate or complete and we may not update this. Past performance is not indicative of future returns. For additional information, research reports and important disclosures, contact me or see https://secure.ms.com/servlet/cls. You should not use e-mail to request, authorize or effect the purchase or sale of any security or instrument, to send transfer instructions, or to effect any other transactions. We cannot guarantee that any such requests received via e-mail will be processed in a timely manner.
This communication is solely for the addressee(s) and may contain confidential information. We do not waive confidentiality by mistransmission. Contact me if you do not wish to receive these communications. In the UK, this communication is directed in the UK to those persons who are market counterparties or intermediate customers (as defined in the UK Financial Services Authority's rules).